EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES RECEIPT OF MERGER PROPOSAL

WEST PALM BEACH, FLORIDA – July 8, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that The Absolut Spirits Company, Inc., a Delaware corporation (“ASCI”), a wholly-owned subsidiary of V&S Vin & Sprit AB (“V&S”), has submitted a proposed Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary (“Subsidiary”) of ASCI would merge with and into the Company, and each issued share of Company common stock would be converted into the right to receive $28.37 in cash (the “ASCI Proposal”).

The proposed conversion price is equal to the proposed per share cash consideration to be paid to Angostura, Ltd. (“Angostura”) by ASCI in exchange for Angostura’s controlling interest in the Company, pursuant to a previously-announced Stock Purchase Agreement between Angostura and V&S.

The ASCI Proposal is conditioned upon, among other things, receipt of appropriate stockholder and regulatory approvals.

The Company’s board of directors and its Special Committee consisting solely of independent directors intend to evaluate the ASCI Proposal in a manner consistent with their fiduciary duties.  The Company cannot assure that the ASCI Proposal will result in a definitive agreement with ASCI, or that any merger under such a definitive agreement will be consummated.  If the Company’s board of directors determines that the terms of the ASCI Proposal are fair to Company stockholders, and enters into a definitive agreement with ASCI, the Company will call a Special Meeting of its stockholders and file a proxy statement and other relevant documents concerning the ASCI Proposal with the Securities and Exchange Commission.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977